Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A Fund is required to make distributions of any income and gains realized in the prior fiscal year. If a Fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended July 31, 2003, have been reclassified among the components of net assets as follows:

        Undistributed           Undistributed           Paid-In
        Net Investment          Net Realized            Capital
           Income                 Gain/(Loss)
Janus Adviser Growth Fund
          $1,279,334                $(919)              $(1,278,415)
Janus Adviser Mid Cap Growth Fund
           1,313,996                   43                (1,314,039)
Janus Adviser Capital Appreciation Fund
           1,180,015                   69                (1,180,084)
Janus Adviser Core Equity Fund
              81,330                 (690)                  (80,640)
Janus Adviser Balanced Fund
              15,327              (15,327)                       --
Janus Adviser Growth and Income Fund
               2,686               (2,686)                       --
Janus Adviser International Value Fund
                 287                 (287)                       --
Janus Adviser International Growth Fund
             (33,301)               33,301                       --
Janus Adviser Worldwide Growth Fund
            (243,693)              243,693                       --
Janus Adviser Flexible Income Fund
               75,439              (75,439)                      --
Janus Adviser Money Market Fund
                   --                   --                       --
Janus Adviser Risk-Managed Large Cap Growth Fund
              83,277               (83,277)                      --
Janus Adviser Risk-Managed Large Cap Core Fund
              21,735                    --                  (21,735)
Janus Adviser Mid Cap Value Fund
               7,823            (1,497,774)                1,489,951
Janus Adviser Small Cap Value Fund
              63,766                 23,180                 (86,946)